Exhibit 99.1

Rogers Corporation Announces One-Time Charges and 2009 Second Quarter Conference Call

ROGERS, Conn.--(BUSINESS WIRE)--July 27, 2009--Rogers Corporation (NYSE: ROG) today announced it will record in its second quarter 2009 results certain net charges of approximately $61.5 to $69.0 million related to valuation reserves against the Company’s US deferred tax assets, the impairment of certain long-lived operating assets, and other non-recurring items, in accordance with generally accepted accounting principles. A reconciliation of these charges is included at the end of this press release. The Company is currently in the process of finalizing these charges.

In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), the Company evaluates its deferred income tax assets quarterly to determine if valuation allowances are required or should be adjusted. This evaluation includes the consideration of all available evidence, both positive and negative, using a “more likely than not” standard to determine if a deferred tax asset will be realizable in the future. As a result of our second quarter 2009 assessment, the Company will record a charge of approximately $50 - $55 million to establish a valuation allowance against its US deferred tax assets. This conclusion was due primarily to the fact that the Company is now projecting that it will be in a significant cumulative three-year loss position in its US operations in the second half of 2009. This loss position is the result of many factors, including the cumulative losses from past impairments of US assets, combined with substantially reduced US operating results during the current economic recession. This situation constitutes significant negative evidence that is difficult to overcome on a “more likely than not” standard through objectively verifiable data. While the Company is pursuing certain tax planning strategies that could permit it to realize its deferred tax assets in the future, the Company concluded that its deferred tax asset was impaired due primarily to its forecasted three-year cumulative loss position in the US.

In addition to the deferred tax valuation allowance, the Company will record additional net charges related to the impairment of certain operating assets and other special charges that will total approximately $11.5 - $14.0 million net of taxes. These charges result primarily from the economic declines and product end-of-life position in certain businesses and are comprised of the following specific items:

  $4.0 - $5.0 million of non-cash impairment charges associated with electroluminescent (EL) lamp screen printing production equipment in China as a result of the termination of product and technology development initiatives aimed at future use of that equipment, as well as the continued decline of the existing EL lamp business;
  $5.0 - $6.0 million of non-cash impairment charges on certain production equipment that was intended to be used primarily in the development and production of thin, flexible circuit material film products. However, management determined in the second quarter that market opportunities for these potential products were limited and abandoned further development efforts;

  $3.0 - $3.5 million of non-cash impairment charges associated with buildings, equipment and inventory which have been rendered surplus or obsolete due to economic declines within the related businesses;
  $1.9 million charge to accrue for product liability claims from two customers resulting from an isolated manufacturing incident which was quickly remedied. This charge does not take into consideration any recovery from our insurance policies, which the Company and its insurers are evaluating;
  $1.8 million in incremental charges related to the recognition of incentive compensation expense on stock options granted in the second quarter of 2009 due to the immediate recognition of option expense for certain executives eligible for retirement, as their options would immediately vest at the time they elect to retire. The remaining options will be expensed ratably over the course of the option life;
  $2.9 million gain from the second quarter acquisition of certain silicone foam assets of MTI Global Inc., as the fair value of the net assets acquired exceeded the purchase price;
  $0.3 million of charges related to integration costs incurred during the quarter related to the above mentioned acquisition of certain silicone foam assets of MTI Global Inc.;
  $1.3 million charge for severance costs primarily related to the work force reduction announced by the Company in April;
  $0.5 million charge related to the impairment of auction rate securities due to the adoption of new accounting standards in the quarter, which required us to calculate and record a charge related to the credit loss portion of the impairment. The remaining portion of the previously recorded impairment charge of $5.2 million will continue to be included in equity as we continue to have no intention to sell the underlying securities;
  $3.4 million tax benefit related to foreign impairments.

Robert Wachob, President and Chief Executive Officer, said, "These charges reflect the reality of the current world economy, particularly in the US, and the resulting impact on some of our products. We remain a strong and vibrant company with technology and business platforms that we believe will drive sustained, profitable growth as we move out of this current recession. The non-cash impairment charges do not affect the Company's cash balances or operating cash flows. We maintain a strong balance sheet and lean working capital position with no outstanding debt. Despite the economic slowdown, we are continuing to focus on building strategic growth for the future, launching more new products than ever, and achieving more and larger design wins for our core businesses of high frequency circuit materials, high performance foams and power distribution systems. We expect second quarter sales to be on the low end of the previously announced guidance, although operating results will likely be better than guidance excluding the impact of the one-time charges. We look forward to our projected return to profitability in the third quarter of 2009."

Summary of charges recorded in second quarter of 2009:

Description	Amount (in millions)
Valuation allowance related to US deferred tax asset	$50.0 - $55.0
Impairment charges associated with EL lamp equipment in China	4.0 – 5.0
Impairment charges on certain flexible circuit material production equipment	5.0 – 6.0
Impairment charges on other buildings, equipment and inventory	3.0 – 3.5
Accrual for product liability claim	1.9
Incremental charges on incentive compensation	1.8
Severance costs for workforce reduction	1.3
Charge for impairment of auction rate securities	0.5
Charges for integration costs related to MTI Global Inc. silicone foam acquisition	0.3
Total charges	67.8 – 75.3
Gain from acquisition of silicone foam assets from MTI Global Inc.	(2.9)
Total net pre-tax impact on second quarter results	64.9 – 72.4
Tax benefit related to foreign impairment	(3.4)
Total impact on second quarter results, net of tax	$61.5 – $69.0

These charges will be reflected in the Company's second quarter 2009 financial results scheduled to be announced after the close of trading on Monday, August 3, 2009. A copy of the release will be available on the Rogers website at www.rogerscorp.com.

All interested parties are invited to participate in Rogers’ quarterly teleconference, which will be held on Tuesday, August 4, 2009 at 9:00 am ET. Robert Wachob, President and CEO, and members of senior management will review the results and then respond to questions.

To participate in the teleconference please call 1-800-574-8929 toll free in the U.S. or 1-973-935-8524 from outside the US. There is no pass code for the teleconference.

For interested parties who do not wish to ask questions, the call is being webcast live by CCBN and may be accessed through a link on the Rogers website at www.rogerscorp.com.

If you are unable to participate during the live teleconference, the call will be archived until Tuesday, August 11, 2009. The audio archive can be accessed by calling 1-800-642-1687 in the U.S. or 1-706-645-9291 from outside the US. The pass code for the audio replay is 21881002. To access the archived audio online, please visit the Rogers website and click on the webcast link.

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, Illinois and Virginia), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the US with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release other than historical facts, including without limitation statements regarding the Company’s business strategy, future results of operations and financial position, and plans and objectives of management, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and other risk factors described in the Company’s Form 10-K for the fiscal year ended December 31, 2008 with the Securities and Exchange Commission (SEC) and other Company filings with the SEC. All information in this press release is as of July 27, 2009 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
william.tryon@rogerscorporation.com
FAX: 860-779-5509